Exhibit 99.2

                      TRANSACTION SYSTEMS ARCHITECTS, INC.
                     TSA 2003 2nd Quarter Financial Results
                                    4/29/03


Mitch: Good afternoon. My name is Mitch, and I will be your conference facilitator today. At this time I would like to welcome everyone to Transaction Systems Architects, Inc., 2nd Quarter 2003 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time please press * then the number 1 on your telephone keypad. If you would like to withdraw your question, press *, then the number
                                    2.  Thank you.  I would now like to turn
                                    the call over to your host for the
                                    afternoon, Bill Hoelting, vice president of investor relations. Mr. Hoelting, please begin.

Bill:                               Thank you, and good afternoon.
                                    Participants for TSA's 2nd quarter
                                    earnings conference call are Greg Derkacht
                                    President and CEO; Dwight Hanson, CFO;
                                    Mark Vipond President of ACI Worldwide.
                                    This conference call could constitute
                                    forward-looking statements pursuant to the
                                    Safe Harbor provisions of Section 12E of the Securities Exchange Act of 1934. Actual results might differ materially from those projected in the forward-looking statement. Statements during the conference call that are not strictly historical statements could constitute forward-looking statements which involved risks and uncertainties which could cause the actual results to materially differ from those in the forward-looking statement.

                                    Forward-looking statements include the
                                    following; any statement dealing with the future prospects or result of the company; and the forward-looking statements identified in our Form 10-K filed on January 13th, 2003, and our Form 10-Q filed on February 13th, 2003.

                                    The agenda for the call will be as follows:
                                    Mark Vipond will discuss the Q2 highlights for ACI Worldwide; Dwight Hanson will then discuss the Q2 financials; Greg Derkacht will then provide his closing comments, at which time we will open up the call to your questions. At this time, I would like to introduce Mark Vipond.

Mark: Thank you, Bill. Good afternoon, everyone. I am here to give you an update on the 2nd quarter results for ACI Worldwide. ACI'S revenue for the quarter was $48.7 million. While economic conditions throughout the world continue to be challenging, ACI was able to sign new business during the quarter. Some of the highlights include system and capacity upgrades, over $100,000 at nine customers. These upgrades took place in all of our geographic regions. While our customers continue to see transaction volumes increase, their desire to control their spending has caused them to only license capacity that's absolutely necessary. ACI licensed five new customers in the quarter. This included one BASE24, one NET24, two Proactive Risk Managers, and one large customer who licensed our new BASE24-es solution on Unix server technology. We continue to see interest in our multi-platform payment solution.

                                    ACI licensed ten new applications to
                                    existing clients during the quarter. This included sales of our Automated Key Distribution System, Smart Chip Manager, Proactive Risk Manager, Payments Manager, Commerce Gateway, and new BASE24 add-on products. With the ACI Commerce framework and our continued investment in multi-platform integrated payment systems, we believe we are well-positioned in our market space. Our payment engine strategy to evolve our BASE24 solution to our BASE24-es technology, is being well-received by our customers. In addition, the BASE24-es multi-platform solution is generating interest in new markets where we believe we can drive increased market share over time.

                                    Thank you for your continued interest. I will now introduce Dwight Hanson to give a TSA financial update.

Dwight: Thanks, Mark, and good afternoon. Today I will be discussing our fiscal 2003 2nd quarter financial results. First I'll start by highlighting key financial metrics that we achieved during the quarter. Total revenue was 69.3 million. Operating expenses were 58 million. Operating income was 11.3 million, with an operating margin of 16.3%. Net income was
                                    4.1 million, and earnings per share was
                                    $.11.  Our operating cash flow was 9.3
                                    million.  Our cash balance was 91.4
                                    million.  And our 12-month backlog was
                                    233.1 million.

                                    The 69.3 million of revenue was comprised of the following: software license fees of 38.2 million, of which 16.3 million were initial license fees and 21.9 million were monthly license fees; maintenance revenue was 19.5 million; and our services revenue was 11.6 million. Revenues for each of our geographic channels was as follows: United States, 28 million; Americas International, 8.1 million; Europe, Middle East and Africa, 25 million; Asia-Pacific, 8.2 million. Revenue for each business unit were as follows: ACI,
                                    48.7 million; Insession 8.8 million; and IntraNet, 11.8 million.

                                    Total revenues of 69.3 million represent a decrease of 2.8% as compared to the 2nd quarter of last year, and an increase of 10.8% as compared to the 1st quarter of this year. Year-over-year decrease was in our software license fees and services revenues, which is consistent with the trend that took place in the 1st quarter of this year. In addition, 821,000 or 1.2% was due to the sale of Regency Systems, which took place in the 2nd quarter of fiscal 2002.

                                    The year-over-year decline in license fees is primarily due to a shift in sales focus to ACI's newer products such as BASE24-es, and our payments management products. This shift will generally result in a difference in timing of revenue recognition, as revenue from these newer products is specifically not recognized until customers put the product into production, whereas revenues from ACI's more established products is typically recognized upon delivery of the product to the customer.

                                    In addition, revenue from capacity upgrades decreased year over year. Capacity upgrades are typically recognizable as revenue in the quarter in which they are sold. Offsetting the decline caused by the shift in sales focus of ACI's products, and the general effect of the global economic conditions was an increase in IntraNet's license fees. This increase is due to the completion of the final phase of a large international ACH project which, allowed us to recognize approximately 3.6 million of revenue. Monthly license fees reflected year-over-year growth of 4.1% and sequential growth of 9.2%. These increases are the results of the growth of our installed base of customers, as well as the impact of a number of contracts in which initial licensees, for revenue recognition purposes, are being recognized over the contract term.

                                    Year-over-year decrease in services revenue continued a trend we experienced last year, and the 1st quarter of this year. As I mentioned last quarter, customers are using lower-cost service providers or in-house resources to fulfill their consulting and support needs. In addition, our newer products such as BASE24-es are architected in such a manner that there will be less of a need for associated services work as compared to the classic version of our BASE24 product.

                                    Operating expenses for the quarter were 58 million, which is a decrease of 5.7% as compared to the 2nd quarter of last year. This decline is primarily due to a reduction in our software amortization of 2.2 million, which is due to some items becoming fully amortized over the course of the last 12 months, as well as the impact of reduced staffing costs due to fewer employees this year as compared to last year. We have 1600 employees this year as compared to 1800 last year. In addition, approximately $900,000 of expense was due to the sale of Regency. On a sequential basis, total operating expenses increased 5.4%, which is primarily due to additional re-audit professional fees of 1.6 million associated with the completion of the re-audit, as well as approximately $900,000 of additional payroll taxes due to the restart of the payroll year on January 1st.

                                    On a pre-tax basis, our profit was 10.9
                                    million. Our effective tax rate for the
                                    quarter was 62.5%, which reflects the
                                    true-up of our year-to-date tax accrual. Our year-to-date effective tax rate is 57.3%. The effective rate is impacted significantly by operating losses in certain foreign subsidiaries. These losses can't be utilized in other tax-paying subsidiaries, and thus have a negative impact on our tax situation. We are currently analyzing alternatives that are focused on reducing our overall effective tax rate. Net of taxes, our profit was 4.1 million, which resulted in earnings per share of $.11 for the 2nd quarter. This compares to earnings per share of $.19 in the 2nd quarter of last year. Last year's 2nd quarter results included a gain of 8.3 million from the sale of Regency Systems.

                                    From a cash flow perspective, we generated positive operating cash flow of 9.3 million, and our cash balance at the end of the quarter was 91.4 million. Our ending backlog was 233.1 million, which is comprised of recurring backlog of 162.4 million, and non-recurring backlog of 70.7 million. The recurring components, are monthly license fees of 81.2 million, maintenance fees of
                                    76.3 million, and facilities management fees of 4.9 million. The non-recurring components are licensees of 44.5 million, and services of 26.2 million. We include in backlog all revenue specified in signed agreements to the extent we believe that recognition of the related revenue will occur within 12 months.

                                    From a balance sheet perspective, the only other area that I'd like to comment on today is the balance of our goodwill. As you know, we no longer amortize goodwill, but are required to perform periodic assessments of the carrying value of this asset. The majority of our goodwill balance is associated with the core ACI business. There is a component of goodwill that is associated with the Messaging Direct business. Messaging Direct's core product is a secure document delivery software product. IT spending in this area continues to be weak, and the adoption rates of this technology are slower than expected. We will continue to closely monitor activity of this product and the related carrying value of the Messaging Direct goodwill.

                                    Thanks for your time this afternoon. I'll now turn the call over to Greg for some closing comments.

Greg:                               Thank you, Dwight, and good afternoon.
                                    Overall, we held our own in a difficult
                                    business environment.  The results from
                                    our geographic channels were mixed, with Asia-Pacific being affected by a slow economy and the SARs epidemic, and Europe also experiencing difficult business conditions. Like other software companies in our sector, we are not forecasting a rebound in the financial services sector in the near term. With these business conditions, our plan has been to one, focus on managing our costs, and two, continuing to invest in our newer initiatives which we believe enhance our current leadership position in the e-payments marketplace.

                                    As a reminder, our new additions are, ACI's multi-platform solution BASE24-es; ACI's Proactive Risk Manager, a credit & debit card fraud solution; ACI's back office solution, Payment Manager, that enables financial institutions to move away from manual back-office systems to automated systems. To date, we have signed six BASE24-es customers. We continue making progress on the implementation of our previously-licensed es products. In addition, I am pleased to announce that we recently signed our 50th Proactive Risk Manager customer. We continue to make progress on our business model analysis, and had hoped to be in a position to provide revenue and earnings guidance at this point in time.

                                    Unfortunately, we still have some work in front of us regarding the review of our tax situation. As we complete our analysis, we'll be in a position once again to provide revenue and earning guidance. I feel good that our multi-platform solution is attracting continued interest in the marketplace. We continue to look for additional sales opportunities, particularly from our newer initiative, PRM- Proactive Risk Manager, and Payments Manager.

                                    Just a quick note about our other business units. Insession continues to fill a niche in providing infrastructure tools to multiple verticals, and IntraNet continues to convert its existing customer base to its Money Transfer System, the AIX platform.

                                    At this point in time, thank you for your continued interest in TSA. I'd like to turn it over for open questions. Thank you.

Mitch: Ladies and gentlemen, once again I would like to remind everyone, in order to ask a question, please press * then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from the line of Franco Turrinelli from William Blair & Company.

Franco: Gentlemen, good afternoon. A couple of questions for you, I think primarily for Mark. Mark, you commented on if volumes do continue to increase with your customers. Do you get any sense that we're kind of getting to the end of the spare capacity that those guys might have, and that we'll start to have a little bit of a pick-up in capacity upgrades, effectively?

Mark: Well, Franco, I don't think it's going to change materially. We continue to have upgrades, the volume has increased. The thing that's probably been different in the last year has been, typically when you have those conversations with clients, they will sometimes forecast out their growth for the next few years, and try to work out a capacity upgrade that can contemplate those kinds of volumes. What we're seeing now more than anything is, "I just want to do it for the next six months or twelve months. I don't want to spend any more money than I have to." So, we don't get into conversations for long-term growth projections with most of our clients right now because they are hoarding their money just as everybody else is in this environment. So I don't think we see a material change relative to volume growth. I don't anticipate that somehow the logjam is going to free up until the economic situation does.

Franco: Mark, does it make any difference, though, to you ultimately, if a customer does one big capacity upgrade or, you know, four smaller ones over two years or whatever?

Mark: It just means you don't get the capacity upgrade now, the money now, versus over the next two years. Typically, if they're willing to -- they want to discuss getting the capacity in the next couple of years now, you do it at a discount, right, because you get your money up front. So, no, ultimately over the long-term in business, it doesn't matter to us.

Franco: Okay. Good. And then, it seems as thought IntraNet had a one-time increase in the revenue with the completion of that large single project. So, should we still be thinking of IntraNet as an 8.5 million sort of business, excluding that item?
                                    Did I understand, Dwight, the disclosure correctly?

Dwight:                             The IntraNet revenue I talked about was
                                    11.8 million.  That included that large
                                    ACH project.  That, in effect, was a
                                    one-time item. Obviously there's a lot of projects going on, but that item kicked off a lot of revenue in the current quarter at an unusually high rate in comparison to their other projects.

Franco: Good. And Dwight, I realize that this may be difficult. But, should we think of the go-forward tax rate as being somewhere in that year-to-date number that you gave us?

Dwight: The data we have now is what you see on a year-to-date basis. Obviously, like I said, we're studying that. But until any changes are made, that's the rate, definitely.

Franco:                             Thank you very much.

Mitch: Your next question comes from the line of James Armstrong with Henry Armstrong Associates.

James:                              Hello, gentlemen.  Sort of a broad
                                    question for Mark and Greg, I guess.
                                    Given that near-term visibility is poor, and things are very sluggish, maybe we could talk for a moment about what we might be seeing in the long-term, say two to four years out. Do you see -- a couple of the big growth opportunities you talked about in the past are, number one, those that have in-house systems gradually converting to TSA products. And do you think that would continue to happen, what forces would drive it? And then number two, extending the products out horizontally using other hardware platforms that you have, do you see that as a bigger or smaller growth opportunity than the former? And which one's going to happen sooner, do you think?

Mark: I would say they're related. In terms of the long-term, yeah, we do believe the in-house solutions, there will continue to be pressure on the cost associated with them. There is a considerable economic benefit to using a vended solution as long as it can support the flexibility and the function the customers require. I think over the last ten years we've seen the number of percentage of in-house solutions decreasing, and we'll continue to see that trend going forward.

                                    What would be the catalyst for that? It's the same things that have been catalyses for the last decade; it's mandated changes like triple des, Smart card support, EMV support, these things that cost a lot of money to maintain these systems causes customers who have in-house solutions in order to support their current support of the environments they have to make those investments. And we make them for them, and can spread that cost over a huge customer base. And it makes us more cost-effective. So, we expect in-house solutions will continue to become out for bid as time goes on. We see a number of systems are already up for bid today. We also believe there'll be some replacement systems or vended solutions that are outdated or have not kept up, or the companies have gone out of business. Relative to the other platform issues, our view on this is with our BASE24-es strategies and multi-platform solution, it does allow us to go after markets that we couldn't go before.

                                    Before we had an HP-NSK only base solution with BASE24. It's still a very viable platform, but Unix, IBM, other platforms, there are certain customers who will only deploy certain types of server technology. And already, we have won some new business based upon the fact that we have offerings that run on Unix as well as the IBM mainframe. And to some extent, back to the in-house environment, if they run IBM today in the in-house, they typically want to stay in that technology with their new system, a vended solution.

                                    So, there is -- our long-term view is quite bullish. We believe we're well-positioned with the R&D and the solutions that we have. As spending increases we believe we will get our fair share of that spending within the marketplace.

James: May I ask a follow-on question? If, given that we're in this sort of a grinded out type of period, let's say the next year or two, and it sounds like you folks have righted the ship and people are pulling in the right direction, Greg, what can be done to harvest value for the stockholders in this environment over the next couple of years, do you think?

Greg: Well, the best way I can kind of express that is, I think we need to keep on basically investing in our new initiatives, our new product lines, which we think as the economy turns are going to help basically grow the top line of the organization. As I said before, I think there is other fuel for the fire, basically, is, I talked about -- and I would call it very synergistic -- acquisitions which I think now that we, like I said, have turned the corner a little bit, that at some point in time we need to start looking at opportunities out in the marketplace. So, I think there's several growth initiatives which could help the organization.

                                    But I would say right now, we're going to be very, very careful. We are keeping our powder dry, and making sure we make expenditures very judiciously to grow the organization. But, it's -- as you said, it's just a tough economy. And I think it's kind of a "slug it out" right now. But I think there are some opportunities out there.

James:                              Okay.  Thank you.

Mitch: Once again, ladies and gentlemen, I would like to remind everyone, if you do have a question, please press * then the number 1 on your telephone keypad. Your next question comes from the line of Brad Knuth with Smith Hayes.

Brad:                               Just a couple of quick questions here.
                                    Dwight, on the -- in the balance sheet, I noticed billed receivables and accrued receivables. When did you cease factoring receivables? Would that have been in the current quarter, or the previous quarter?

Dwight: No. Factoring isn't part of the receivables base. We haven't done any factoring in for a year or so.

Brad:                               Okay.

Dwight: The only impact of factoring is, there's a line item called "deferred financing" on the liability side. And you'll notice that that gets -- that's been slowly going down as we have collected from customers and remitted those monies on to the factor. It really doesn't impact receivables.

Brad: And that runs off in what, another two quarters, possibly then, at that rate?

Dwight:                             No.  It's a little bit longer than that.
                                    It goes out, I think, in a couple, two to three years.

Brad: And then, one question for Mark. You mentioned a US-based card processor that bought BASE24 in the quarter. Was that on Tandem architecture, or something else?

Mark: They actually bought the license for BASE24-es on a Unix server. It's Sun Solaris, to be specific.

Brad:                               And that would have been your first
                                    processor on a non-tandem architecture?

Mark: No. That's not correct. Some of the other -- Greg referred to six BASE24-es clients. Three of those have been on the HP-NSK platform, two on Sun Solaris, and one on IBM AIX.

Brad:                               Okay.  Great.  Thank you.

Mitch: Your next question comes from the line of William Tapert with Taconic Advisory Group.

William:                            Greg?

Greg:                               Yes?

William: Hi. It's Bill. Congratulations on the new contracts on the BASE24-es systems.
                                    It sounds like you did two in the previous quarter and had four new contracts this quarter? Is that correct?

Mark:                               That's actually -- this is Mark Vipond.
                                    No, it's -- one of them was actually
                                    signed over a year ago.

William:                            But you announced two in the ---

Mark: This is spread over time. The six is an accumulation of deals that we signed over the last year in various quarters.

William:                            So in this last quarter you signed how
                                    many?  I'm sorry.

Mark:                               We signed two last quarter.

William: Can you give us the order of magnitude, what kind of size they were? I think you said the two in the quarter before this were a combination of nearly $10 million, they were large ones.

Mark: Yes. You have a good memory. That's what we said last quarter. Yeah. They were two very large ones. The one we signed this quarter was not quite that large, but pretty significant.

William:                            Terrific.

Mark:                               How's that for being nebulous?

William:                            I thought you had two in this last quarter?

Mark:                               No.  We had one BASE24-es.

William:                            Great.  Thanks so much.

Mitch: Your next question comes from the line of Sean Kiernan with Caxton Associates:

Sean: Real simple question here. You just talked about the balance sheet, and hoarding cash, at least your competitors and people in the industry seem to be doing that. And then you talked about at some point you're going to have to look at deploying some of that cash, maybe, some incremental acquisitions. Just any thoughts on actually deploying that cash to buy back some stock, acquire some of your own stock, in the near-term?

Greg: Yes. I have mentioned before -- at least I think I have -- we are going through the process of a review with the Board, strategic utilization of cash per year plan for the organization, etc. That should be completed in a relatively short period of time. At that point in time, we're going to look at alternatives, and that would be absolutely one of the options we would look at. In saying that, I'm not saying we're going to do it, but it sure would be an option we'd review.

Sean:                               And then I suppose we'll get an answer,
                                    then, shortly?

Greg:                               I would say over the next several months.

Sean:                               Thank you.

Mitch: Again, ladies and gentlemen, if you would like to ask a question, press * then the number 1 on your telephone keypad. Your next question comes from the line of Joshua Fenton with Gabeloi Asset Management.

 Joshua: Good afternoon. In your 10-Q's you break out initial licensing revenue and monthly licensing revenue. Could you do that for this quarter?

Dwight:                             Sure.  I think I provided that at ---

Joshua:                             I got on about 10 minutes late.

Dwight. The monthly licensing revenue was 21.9 million. The initial licensing was 16.3 million.

Joshua:                             Thank you.  Sorry.

Greg:                               That's absolutely fine.

Mitch: Your next question comes from the line of James Armstrong with Henry Armstrong Associates.

James: Hello again. I know that you don't want to give guidance, and forgive me if I'm asking you to. But just as a broad question, is the current operating cash flow run rate, does it seem reasonably stable? Obviously during the re-audit a lot of parts were moved around. And it's important for us to get a handle on what the company's true look-forward run rate
                                    is.   So question number one is, is the
                                    current operating cash flow is 9.3 million per quarter a reasonable guesstimate of what the company can do. And then question number two us, can we expect the cash balance to keep rising quarter by quarter?

Greg: Well, let me -- the cash balance in this organization, free cash flow, is a little bit hard to track, because it doesn't track as you typically expect in an organization. But, very much the intent is to have free operating cash flow over some period of time in the organization. That's our responsibility, to keep the company profitable and watch cap ex, etc. I can't say definitively that 9.3 is cash flow on a quarterly basis, or that's what it will be. But we absolutely intend on keeping positive free cash flow in the organization.

James: Which would, then, lead us to a rising cash balance, absent any decisions to deploy it in acquisitions or buy-backs?

Greg: We would anticipate that for some period of time.

James:                              Right.  Thank you.

Mitch: Gentlemen, at this time there are no additional questions. Do you have any closing remarks?

Bill: We thank everyone for your questions and attendance. This concludes our Q2 conference call.

Mitch: Ladies and gentlemen, this concludes today's conference. Thank you for your participation. You may now disconnect.